SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name:  John Hancock Tax-Advantaged Global Shareholder Yield Fund

Address of Principal Business Office:

         601 Congress Street
         Boston, Massachusetts  02110

Telephone Number:  (617) 663-2844

Name and address of agent for service of process:

THOMAS M. KINZLER, ESQ.
601 Congress Street
Boston, Massachusetts 02210-2805

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]


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                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 23rd of April, 2007.



                                              JOHN HANCOCK TAX-ADVANTAGED
                                                   GLOBAL SHAREHOLDER YIELD
                                                   FUND



                                              By: /s/ Keith F. Hartstein
                                                 -------------------------------
                                                 Keith F. Hartstein
                                                 President




Attest: /s/ Thomas M. Kinzler
        ------------------------------
          Thomas M. Kinzler
          Secretary